UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BlackRock FundsSM
BlackRock Investment Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sample language from fund company communications with brokers when exploring uninstructed votes

[Salutation/Name],

BlackRock FundsSM has scheduled the shareholder meeting for BlackRock Investment Trust, a portfolio of BlackRock FundsSM, for September 7, 2007, and we are contacting various brokers regarding their uninstructed shares. We would like to know if you will instruct Broadridge to issue all of your uninstructed shares (unvoted shares) as a broker non-vote for the below CUSIPs. The uninstructed shares will be used for quorum purposes only.

The process is simple. Within the next few days we’ll provide a list of your holdings in the fund and the number of unvoted shares for each CUSIP. You will need to forward that CUSIP list, with the specific language shown below, to Damian Rodriguez at Broadridge. His email is Damian.Rodriguez@broadridge.com, please copy me on the email.

“For the below fund and CUSIPs, please accept this as instruction that [insert the Broker Name] has not received instructions on how to vote at the upcoming shareholder meeting on the proposal(s) reflected on the below CUSIPs. We understand that the uninstructed shares will be used for quorum purposes only.”

	JOB	RECORD	MEETING	CUSIP	BROKER	BROKER
FUND NAME	NUMBER	DATE	DATE	NUMBER	#	#
					TOTAL	UNINSTRUCTED (Unvoted Shares)
BlackRock Investment Trust

Thank you for your participation in this process.